Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form F-3 (No. 333-268852) and Form S-8 (No. 333-268853 and No. 333-259533) of On Holding AG of our report dated March 4, 2025 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 20-F.

/s/ PricewaterhouseCoopers AG
Zurich, Switzerland
March 4, 2025